Exhibit 99.1

ENVISTA ANNOUNCES IPO CLOSING
BREA, CA, September 20, 2019 - Envista Holdings Corporation, a subsidiary of Danaher Corporation (NYSE: DHR), today announced the closing of its previously announced initial public offering (IPO) of 26,768,000 shares of its common stock at a price to the public of $22.00 per share. In connection with the IPO, the underwriters exercised in full their option to purchase an additional 4,015,200 shares of common stock at the price to the public less underwriting discounts, bringing the total IPO size to 30,783,200 shares. The shares began trading on the New York Stock Exchange on September 18, 2019 under the ticker symbol “NVST.”
As of the closing of the IPO, Danaher holds approximately 80.6% of Envista.
After deducting underwriting discounts and commissions payable by Envista, the net proceeds to Envista were approximately $643.4 million. The net proceeds from the IPO have been paid to Danaher as partial consideration for the dental businesses that Danaher transferred to Envista in connection with the IPO.
J.P. Morgan, Goldman Sachs & Co. LLC and Morgan Stanley acted as joint lead book-running managers for the offering. Baird, Evercore ISI and Jefferies acted as book-running managers for the offering. BofA Merrill Lynch, Credit Suisse, Stifel and William Blair acted as co-managers for the offering.
The offering was made only by means of a prospectus. Copies of the prospectus related to the offering may be obtained from:
J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 866-803-9204 or by email at prospectus-eq_fi@jpmchase.com;
Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, email: prospectus-ny@ny.email.gs.com, telephone: 1-866-471-2526, fax: 1-212-902-9316; or
Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014.
A registration statement relating to these securities was filed with, and declared effective by, the U.S. Securities and Exchange Commission (SEC). This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
ABOUT ENVISTA
Envista is a global dental products company that develops and provides a comprehensive portfolio of dental consumables, equipment and services to dental professionals covering an estimated 90% of dentists’ clinical needs for diagnosing, treating and preventing dental conditions as well as improving the aesthetics of the human smile. Envista’s operating companies, Nobel Biocare Systems, Ormco and KaVo Kerr, serve more than one million dentists in over 150 countries.
ABOUT DANAHER
Danaher is a global science and technology innovator committed to helping its customers solve complex challenges and improving quality of life around the world. Its family of world class brands has leadership positions in the demanding and attractive health care, environmental and applied end-markets. With more than 20 operating companies, Danaher's globally diverse team of approximately 71,000 associates is united by a common culture and operating system, the Danaher Business System, and its Shared Purpose, Helping Realize Life’s Potential.

ENVISTA INVESTOR RELATIONS CONTACT
John Bedford
Vice President, Investor Relations
Envista Holdings Corporation
200 S. Kraemer Blvd., Building E
Brea, California 92821
Telephone: (714) 516-7576
DANAHER INVESTOR RELATIONS CONTACT
Matthew E. Gugino
Vice President, Investor Relations
Danaher Corporation
2200 Pennsylvania Avenue, N.W., Suite 800W
Washington, D.C. 20037
Telephone: (202) 828-0850